UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2017

POLARITYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51128	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

615 Arapeen Drive

Salt Lake City, UT 84108

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (732) 225-8910

Please send copies of all communications to:

Harvey J. Kesner, Esq.

Sichenzia Ross Ference Kesner LLP

1185 Avenue of the Americas, 37th Floor

New York, New York 10036

Telephone: (212) 930-9700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2017, the Board of Directors of PolarityTE, Inc., a Delaware corporation (the “Company”), approved the appointment of Holly Kramen as Chief Compliance Officer and Privacy Officer of the Company. On November 22, 2017, the Company entered into an executive employment agreement (the “Agreement”), effective as of November 22, 2017, with Ms. Kramen, providing for her employment as Chief Compliance Officer and Privacy Officer of the Company for a term of one year which term shall be shall be automatically renewed for successive one year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew the Agreement at least three months prior to the expiration of the initial term.

Pursuant to the Agreement and in consideration for her services to the Company, Ms. Kramen received a signing bonus of $10,000 and will receive a base salary of $275,000 per annum in accordance with the Company’s regular payroll practices. For each fiscal year during the term of employment, Ms. Kramen shall be eligible to receive a bonus in the amount of 50% of annual salary, if any, as may be determined from time to time by the Board in its discretion and shall be eligible to participate in any equity-based incentive compensation plan or program adopted by the Company. Ms. Kramen also received an option award under the Company’s 2017 Equity Incentive Plan to purchase 100,000 shares of the Company’s common stock at an exercise price of $23.79 per share, which shall vest in 24 equal monthly installments over a two year period, beginning on the one month anniversary of the date of issuance.

Set forth below is the biographical information of Ms. Kramen, as required by Item 401 of Regulation S-K.

Holly Kramen is a seasoned compliance professional with a wealth of experience building and tailoring Legal and Compliance programs in companies of all sizes and unique needs. She has designed, led and implemented processes, policies, systems, training, auditing and monitoring for every aspect of corporate, commercial and medical affairs compliance. She has also built and performed legal counsel functions handling all aspects of life science contracting and commercialization as well as handling privacy functions. Immediately prior to joining the Company, Ms. Kramen spent 2 years leading the global compliance and privacy functions at Circassia Pharmaceuticals. In 2015, prior to Circassia  Pharmaceuticals, she spent a year as a Principal at the law firm of Porzio Bromberg & Newman and concurrently Vice President at Porzio Life Sciences where she advised companies on compliance and commercial legal issues. From 2010 to 2014, Ms. Kramen was General Counsel, Americas and led the US Compliance program as well as the North and South America legal functions at Given Imaging (now Medtronic). Her other previous roles include Senior Director at Gilead Sciences leading US and international compliance, and key roles in commercial operations at Pfizer, Inc., where she created and co-authored the first pharmaceutical compliance manual and built the first US aggregate spend system. Additionally, Ms. Kramen has counseled numerous companies on compliance through her position as Director at PricewaterhouseCoopers LLP. Ms. Kramen received her Bachelor of Arts degree from Barnard College, and her Juris Doctor degree from Quinnipiac University.

The foregoing description of the Agreement included herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Employment Agreement between PolarityTE, Inc. and Holly Kramen, dated November 22, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLARITYTE, INC.

Dated: November 27, 2017	/s/ John Stetson
John Stetson
Chief Financial Officer